EX 107 FILING FEES
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Paychex, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities

Fees to Be Paid	Debt	5.100% Senior Notes due 2030	Rule 457(r)	$1,500,000,000	99.720%	$1,495,800,000	0.0001531	$229,006.98

	Debt	5.350% Senior Notes due 2032	Rule 457(r)	$1,500,000,000	99.607%	$1,494,105,000	0.0001531	$228,747.48

	Debt	5.600% Senior Notes due 2035	Rule 457(r)	$1,200,000,000	99.251%	$1,191,012,000	0.0001531	$182,343.94

	Total Offering Amounts					$4,180,917,000		$640,098.40

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$640,098.40

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-286249) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.